Exhibit 10(a)(13)

CLECO CORPORATION
2030 Donahue Ferry Road
Pineville, LA 71360

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Re:    Restricted Stock Award - 2015 Performance Cycle

Dear :

The Compensation Committee of the Board of Directors of Cleco Corporation, which is appointed to administer the Cleco Corporation 2010 Long-Term Incentive Compensation Plan, the “LTIP,” has awarded to you shares of the Company’s common stock, par value $1.00 per share, “Common Stock,” subject to the terms and conditions set forth herein, your “Award.”

1.    Award. The Committee has awarded to you an aggregate of [_____] shares of Common Stock, provided that during the 2015 Performance Cycle (as defined below), the shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, your “Target Shares.”

2.    Performance Objectives, Vesting, and Delivery. A summary of the Performance Objectives and a payment matrix applicable to your Award are attached as Exhibit A. Attainment of the Performance Objectives, whether in whole or in part, shall be during the period beginning January 1, 2015, and ending December 31, 2017, the “2015 Performance Cycle.”

Unless otherwise provided herein, the number of shares of Common Stock that vest and are delivered to you will be determined by the Committee at the end of the 2015 Performance Cycle. As soon as practicable after the end of the cycle, the Committee will notify you of the number of shares of Common Stock, if any, to which you are entitled. Payment will be made by delivery of shares of Common Stock, which may be made in the form of certificates or book entry securities. Target Shares that are not vested at the end of the 2015 Performance Cycle will be forfeited and the affected certificates or book entries cancelled by the Company.

3.    Dividend Equivalent Units. As and when cash dividends are declared and paid on Common Stock during the 2015 Performance Cycle, dollar denominated equivalencies with respect to your Target Shares will be credited to a bookkeeping account maintained for your benefit, “Dividend Equivalent Units,” and held without interest. At the end of the cycle, you will forfeit any Dividend Equivalent Units attributable to Target Shares that are forfeited and cancelled, if any; the remaining units will be settled in the form of a cash payment.

4.    Separation From Service. If you Separate From Service with the Company or its Affiliates before the end of the 2015 Performance Cycle, your Target Shares and Dividend Equivalent Units will be forfeited to and cancelled by the Company as of your Separation Date, except as may be expressly provided in the LTIP with respect to your Retirement, involuntary termination of employment without Cause, death or Disability. For this purpose, the term “Retirement” shall mean that at the time of your separation you have satisfied the age and service conditions for normal, early or late retirement under the Company’s separate tax-qualified pension plan, whether or not you actually participate in the plan.

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If you are entitled to receive Common Stock or Dividend Equivalent Units in connection with your Separation from Service, delivery and settlement will be conditioned upon your timely execution and delivery to the Company of a waiver and release in the form prescribed by the Company.
5.    Change in Control. Except as provided in paragraph 6 hereof, upon the occurrence of a Change in Control:

a.	Any restrictions or conditions imposed with respect to your Target Shares will be deemed lapsed and/or satisfied, and any remaining right to additional shares hereunder will be deemed extinguished.

b.	Your Dividend Equivalent Units will vest, your “Vested Equivalencies,” and any right to additional equivalencies will be cancelled.
Delivery of your Target Shares and settlement of your Vested Equivalencies will be made at the end of the 2015 Performance Cycle; provided that:

a.	If you voluntarily Separate From Service, or you are involuntary separated for Cause, your Vested Equivalencies and Target Shares will be forfeited to and cancelled by the Company; or

b.
If you involuntarily Separate From Service, without Cause, or you Separate From Service on account of Good Reason, your Target Shares and Vested Equivalencies will be delivered and settled as of your Separation Date. For this purpose, the term “Good Reason” shall have the meaning ascribed to it in the Company’s Executive Severance Plan as in effect on the date hereof.

6.    Prorated Award. Notwithstanding any provision of this Award to the contrary, if the transactions contemplated under that certain Agreement and Plan of Merger dated as of October 17, 2014, by and between the Company and Como 1 L.P. are consummated: (a) your Target Shares will be prorated based upon the number of days then lapsed in the 2015 Performance Cycle and any restrictions or conditions imposed thereon shall be deemed lapsed and/or satisfied at target levels, and (b) Dividend Equivalent Units then credited to your bookkeeping account for those Target Shares that vest will vest, collectively, your “Prorated Award.” Delivery and settlement of your Prorated Award will be made as of the date on which such transactions are consummated; thereafter, your remaining Target Shares will be forfeited to and cancelled by the Company. If the transactions are not consummated as contemplated in such agreement, this paragraph 6 shall be of no force and effect.
7.    Recovery Policy. Because the final amount of your award may be contingent upon the financial performance of the Company, your award is subject to the Company’s recovery policy. In the event the Company is required to restate its financial statements or financial results for any portion of the period included in the 2015 Performance Cycle, this policy may require that you forfeit or return to the Company all or some portion of your award, whether or not then vested, including payments made or shares of Common Stock delivered to you. You will receive additional notice from the Committee if your award is subject to adjustment on account of the policy.

8.    Tax Withholding. As a condition of the delivery of Common Stock or the payment of Dividend Equivalent Units hereunder, the Company will withhold income and employment taxes required by law to be withheld. The Company will ordinarily satisfy this obligation by withholding from the settlement of

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your Dividend Equivalent Units and by “netting” shares of Common Stock otherwise subject to delivery hereunder having a Fair Market Value not in excess of the applicable supplemental withholding rate, the maximum marginal tax rate applicable for state income tax purposes, and the applicable employment tax rate.

9.    No Assignment. Your Award is not subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

10.    Stock Ownership Guidelines. You may be subject to stock ownership guidelines adopted by the Company. If the guidelines apply and you do not own the number of shares of Common Stock required under the guidelines, you can dispose of not more than one-half of the number of shares of Common Stock delivered to you hereunder (determined after any netting for tax withholding) until the share ownership guidelines are satisfied.

11.    Additional Requirements. You acknowledge that Common Stock issued hereunder may bear such legends as the Committee or the Company deems appropriate to comply with applicable Federal or state securities laws or the terms of the LTIP. In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws.

12.    Employment Rights. Neither this Award nor the terms of the LTIP shall be deemed to confer upon you any right to continue in the employ of the Company or any Affiliate or interfere, in any manner, with any right of the Company or any of its Affiliates to terminate your employment, whether with or without Cause, in its sole discretion.

13.    Amendment. The Committee or the Board of Directors may amend the terms and conditions set forth herein, except that any such amendment may not materially impair your award without your prior consent.

14.    Shareholder Rights. During the 2015 Performance Cycle, you shall be entitled to vote your Target Shares; cash dividends payable with respect to such shares shall be withheld and disposed of in the manner set forth in paragraph 3 hereof.

In addition to the terms of this letter, your Award is subject to terms and conditions set forth in the LTIP. A prospectus is attached; you can obtain a copy of the full plan document by contacting Carla Works at Carla.Works@cleco.com. Capitalized terms used in this letter have the meanings ascribed to them in the LTIP. Please indicate your consent to be bound by the foregoing terms and conditions and the delivery of the prospectus by execution below, and return this agreement to Carla at PVGO7 not later than March 2, 2015.

Very truly yours,

CLECO CORPORATION

By:
Its:     Senior Vice President
Corporate Services & Information Technology

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Attachment: Prospectus

ACKNOWLEDGED AND AGREED TO
THIS _____ DAY OF ______________, 2015

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EXHIBIT A

CLECO CORPORATION
2010 LONG-TERM INCENTIVE COMPENSATION PLAN

PERFORMANCE OBJECTIVES

The Cleco Corporation 2010 Long-Term Incentive Compensation Plan (the “LTIP”) requires the Compensation Committee of the Board of Directors (the “Committee”) of Cleco Corporation (the “Company”) to establish performance measures for each Performance Cycle.

For the 2015 Performance Cycle, the comparative performance measure approved is the relative price appreciation plus dividends paid per share on Common Stock (“Total Shareholder Return” or “TSR”) during the 2015 Performance Cycle as compared to the Total Shareholder Return of companies in the peer group listed in Exhibit B hereto (“Peer Group”). The Company’s TSR must rank at or above the 30th percentile level in order for any award to be paid. Actual awards are determined by the Committee based on the Company’s rank within the peer group, as follows:

Relative Rank	1	2	3	4	5	6	7	8	9	10	11 -15
Percentile Rank	100%	93%	86%	79%	71%	64%	57%	50%	43%	36%	< 30th
Payout as % of Target	200%	186%	171%	157%	143%	128%	114%	100%	75%	50%	0%

Restrictions will lapse upon receipt by you of written notice from the Committee that the Company has achieved the Performance Objectives established for the 2015 Performance Cycle; notice will be given by the Committee as soon as practicable after the close of the cycle.

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EXHIBIT B

CLECO CORPORATION
2015 PEER GROUP FOR TSR COMPARISON

Peer Company Name *	Ticker Symbol

AGL Resources, Inc.	AGL
Allete, Inc.	ALE
Aliant Energy Corporation	LNT
Avista Corporation	AVA
Black Hills Corporation	BKH
Calpine Corporation	CPN
El Paso Electric Company	EE
Great Plains Energy Inc.	GXP
IDACORP Inc.	IDA
Northwestern Corporation	NEW
OGE Energy Corporation	OGE
Pinnacle West Capital Corporation	PNW
PNM Resources, Inc.	PNM
Portland General Electric Company	POR
TECO Energy, Inc.	TE
Vectren Corporation	VVC

* The Compensation Committee reserves the right to adjust the number of peers and/or replace peer companies during the three-year performance cycle to reflect changes (e.g., merger or acquisition) that may make a company no longer comparable to Cleco.